AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of December 30, 2008 between BROWN & BROWN, INC., (the "Company"), and J. HYATT BROWN (the "Employee").

BACKGROUND

            The Employee and the Company are parties to that certain Employment Agreement dated effective July 29, 1999 (the "Employment Agreement").  The Employment Agreement has been continually operated in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations, and transitional guidance promulgated thereunder and with respect thereto (collectively, "Section 409A").  In order to ensure that the Employment Agreement complies in form with Section 409A, the Employee and the Company wish to amend the Employment Agreement in the manner herein provided.

Accordingly, in consideration of the foregoing, and of the respective agreements of the parties herein, the Company and the Employee agree as follows:

TERMS

1.         The following sentence is added to the Employment Agreement as the last sentence in Section 8(a):

"The severance pay amount shall be paid to the Employee not later than thirty days after Employee's Date of Termination."

2.         A new Section 8(c) is added to the Employment Agreement to read as follows:

"(c)       The Employee's termination of employment will not constitute a resignation due to the occurrence of any Adverse Consequences unless the Employee first provides written notice to the Company of the occurrence of the Adverse Consequence within ninety days following the effective date of the occurrence of the Adverse Consequence, and the Adverse Consequence remains uncorrected by the Company for more than thirty days following such written notice of the Adverse Consequence from the Employee to the Company, and the effective date of the Employee's termination of employment is within one year following the effective date of the occurrence of the Adverse Consequence."

3.         A new Section 8(d) is added to the Employment Agreement, to read as follows:

"(d)      SECTION 409A.

            With respect to the payments provided by this Employment Agreement upon termination of the Employee's employment (the "Cash Severance Amount"), in the event the aggregate portion of the Cash Severance Amount payable during the first six months following the date of termination of the Employee's employment would exceed an amount (the "Minimum Amount") equal to two times the lesser of (i) the Employee's annualized compensation as in effect for the calendar year immediately preceding the calendar year during which the Employee's termination of employment occurs, or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") for the calendar year during which the Employee's termination of employment occurs, then, to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on the Employee under Section 409A of the Code,  (x) the Company shall pay during the first six months following the date of termination of the Employee's employment, at the time(s) and in the form(s) provided by the applicable sections of this Agreement, a portion of the Cash Severance Amount equal to the Minimum Amount, and (y) the Company shall accumulate the portion of the Cash Severance Amount that exceeds the Minimum Amount and that the Employee would otherwise be entitled to receive during the first six months following the date of termination of the Employee's employment and shall pay such accumulated amount to the Employee in a lump sum on the first day of the seventh month following the date of termination of the Employee's employment, and (z) the Company shall pay the remainder of the Cash Severance Amount, if any, on and after the first day of the seventh month following the date of termination of the Employee's employment at the time(s) and in the form(s) provided by the applicable section(s) of this Agreement."

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first written above.  This Amendment may be executed in counterparts, which taken together shall have the same force and effect as a single original fully executed agreement. Signatures transmitted by facsimile, scan, or other electronic means shall have the same validity, force and effect as original signatures.

BROWN & BROWN, INC.

By:	/s/ JIM W. HENDERSON ____________________________
12-30-2008

/S/ J. HYATT BROWN
J. Hyatt Brown